EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 4, 2007, except for the second paragraph of Note 15, as to which the date is May 30, 2007, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-142646) and related prospectus of ImaRx Therapeutics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Phoenix, Arizona
June 27, 2007